Exhibit 5.1

GIBSON, DUNN & CRUTCHER LLP
 LAWYERS

A REGISTERED LIMITED LIABILITY PARTNERSHIP
INCLUDING PROFESSIONAL CORPORATIONS

2029 Century Park East, Los Angeles, California 90067-3026
(310) 552-8500

www.gibsondunn.com

February 9, 2005

Direct Dial	Client Matter No.
Fax No.	C 43434-00006

Interactive Health, Inc.
3030 Walnut Ave.
Long Beach, California 90807

  Re:
  Registration Statement No. 333-114975

Ladies & Gentlemen:

        We have acted as counsel to Interactive Health, Inc., a Delaware Corporation (the "Company"), in connection with the proposed sale of 2,900,000 shares of the Company's common stock, par value $.001 (the "Company Shares"), and the associated preferred stock purchase rights, and 2,035,000 additional shares of the Company's common stock (the "Selling Stockholders' Shares"), and the associated preferred stock purchase rights, held by Whitney V, L.P., J.H. Whitney Private Debt Fund, L.P., Whitney Private Debt Fund, L.P., GreenLeaf Capital, L.P., and GreenLeaf Mezzanine Capital, L.P. (the "Selling Stockholders"), as set forth in the Company's Registration Statement on Form S-1, Registration No. 333-114975 (as amended and, as may be further amended and supplemented, the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Company's Shares include an additional 435,000 shares of the Company's common stock, and the associated preferred stock purchase rights, and the Selling Stockholders' Shares include an additional 305,250 shares of the Company's common stock, and the associated preferred stock purchase rights, that will be subject to an over-allotment option granted to the underwriters in this offering pursuant to an Underwriting Agreement (the "Underwriting Agreement") to be entered into among the Company, Merrill Lynch & Co., Thomas Weisel Partners LLC and the Selling Stockholders. This opinion is being furnished as Exhibit 5.1 to the Registration Statement.

        In our capacity as counsel in connection with such registration, we are familiar with the proceedings taken by the Company and those proposed to be taken by the Company in connection with the authorization and issuance of the Company's common stock. As a basis for the opinions hereinafter expressed and to the extent we deemed necessary or appropriate for purposes of this opinion, we have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. We have assumed that the signatures on all documents examined by us are genuine, all documents submitted to us as originals are authentic and all documents submitted to us as copies (certified or otherwise identified to our satisfaction) conform to the originals thereof and the authenticity of the originals of such copies. For all facts material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

        Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that (i)(A) the Company Shares have been duly authorized by all necessary corporate actions of the Company and, when sold and issued against payment therefor in accordance with the Registration Statement and the Underwriting Agreement, will be validly issued, fully paid and non-assessable, and (B) the preferred stock purchase rights associated with the Company Shares will be valid and binding obligations of the Company, enforceable against it in accordance with their terms; and (ii)(A) the Selling Stockholders' Shares are validly issued, fully paid and non-assessable and (B) the preferred stock purchase rights associated with the Selling Stockholder Shares are valid and binding obligations of the Company enforceable against it in accordance with their terms.

        The opinions set forth in (i)(B) and (ii)(B) above are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement, or similar laws affecting the rights and remedies of creditors generally (including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers) and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law.

        We render no opinion herein as to matters involving the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, taking into account the Delaware constitution and reported Delaware judicial decisions. In rendering this opinion, we assume no obligation to revise or supplement this opinion should current laws, or the interpretations thereof, be changed.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our Firm under the heading "Legal Matters" in the Registration Statement and prospectus which forms a part thereof. In giving these consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,
/s/ Gibson, Dunn & Crutcher LLP GIBSON, DUNN & CRUTCHER LLP

JKL/JAK/CSC/AKH/FJF/EMS